 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Preliminary Proxy Statement |_|

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) |_|

Definitive Proxy Statement |_|

Definitive Additional Materials |X| Soliciting Material Pursuant to ss. 240.14a-12

THE ALASKA AIR GROUP, Inc. ("the Company-AAG")

(Name of Registrant as Specified In Its Charter)

Richard D. Foley, Stephen Nieman, Terry K. Dayton and Carl L. Olson (Name of Persons Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required |X|

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applies: As of April 20, 2007, the record date for the annual meeting, there were 42,616,739 shares of Company common stock outstanding

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount Previously Paid: 2) Form, Schedule or Registration Statement No.:

3) Filing Party: Stephen Nieman, Richard D. Foley, Terry K. Dayton and Carl L. Olson for the 2007 CHALLENGERS

4) Date Filed:

STEVE NIEMAN
15204 NE 181st Loop, Brush Prairie, WA 98606
stevenieman@mac.com | home: (360) 687-3187 | fax: (360) 666-6483
www.votepal.com | www.ourunion.org

October 26, 2007

Mr. Bill Ayer
Chairman, Alaska Air Group, Inc.
PO Box 68947
Seattle, WA  98168

RE:  Responding to Alaska Air Group, Inc ("AAG") Oct. 4, 2007 letter in response to our challenge to the 2007 AAG stockholder vote

Via: FAX (206) 392-5807 and email to keith.loveless@alaskaair.com and karen.gruen@alaskaair.com

Dear Mr. Ayer:

I am in receipt of a letter dated October 4, 2007 from Karen A. Gruen, Associate General Counsel & Assistant Secretary in reply to my letter of September 23, 2007.  I cannot accept Ms. Gruen’s letter as being sufficiently responsive to my lawful demand of September 23, 2007.

I wrote you and the Board about our loss of confidence in the voting processes at the company’s 2007 election in a letter dated September 4, 2007.  I spoke with Ms. Gruen over the phone, and subsequently received her September 17, 2007 letter.  I do not and cannot accept her September 17 letter as being sufficiently responsive to the serious matter of shareholder confidence in AAG's voting processes.

Bill, I am puzzled by the company’s lack of reasonable response to these serious issues.  Over the last five years, we have strived to participate in governance of our companies in a proper, respectful, lawful, open, cooperative and courteous manner.  We did this to aid AAG companies to be successful in the both the marketplace and human society in general.  While we have never expected the company to agree with us on every point, we have expected reasonable responses.  Frankly, I think that Ms. Gruen’s letters of September 17th and of October 4th contain statements and assertions that are not only unreasonable, but, sadly, accusatory in their content.

Before addressing Ms. Gruen’s letters, let me inform you that our concerns about the tabulation of the votes in 2007 did not commence on September 4, but date back to the phone calls, emails and letters generated early in the proxy contest in March, April and May of 2007.

Ms. Gruen’s letter of September 17, 2007:

  Second paragraph:  Asserts the Board’s “utmost confidence in the Company’s voting procedures, and firmly rejects the implication in my letter questioning the integrity of such processes and the accuracy of the reported voting results.”
    My letter of September 4, 2007 contained two short paragraphs.  Nowhere in either paragraph was there any accusation of wrongdoing or improper conduct.  My letter did not inquire about the Board's confidence, rather it communicated our loss of confidence.
  Second paragraph:  Asserts that “The election results were independently tabulated and certified by IVS Associates, Inc., the inspector of the Annual Meeting.”
    Ms. Gruen's statement here is unresponsive.  She knew that we had requested information from IVS and they had refused without the company’s permission.  Such behavior we feel fails to meet any reasonable standard of independence.
    Ms. Gruen knew that we objected to the delay in announcing the details of the vote totals.  While the company may be on solid legal point that it has no obligation to publish or release information about annual meeting votes and elections prior to publishing its 10Q report, we cannot concur.

    The current climate of markets, regulators and investors is for increased use of plain English, broader disclosure and transparency in reporting. The inference that SEC rules prohibit the release of voting results until the publication of the company’s 10Q report is, in our opinion, disingenuous at best. How does the company enhance its reputation and build trust with its stakeholders when it fights these common sense ways of working together to conduct business?
  Third and Fourth Paragraphs:  We can only consider these as more examples of unresponsiveness.
    Ms. Gruen’s letter of June 20, 2007 does contain information on the election, but certainly does not contain the information that the CHALLENGERS and proponents should have been provided as a minimum and reasonable courtesy, i.e. the votes for, against and abstain on the proposals and on the CHALLENGERS nominations.  What was gained by withholding this information from us at that time?  Was there some psychological advantage, or was it to cover the option to preserve the position that any challenge to the tabulation should have been made before the release of the company’s 10Q?
    Ms. Gruen acknowledges that we did raise the issue of Vanguard and the 401(k) plan voting.  However, her implication that somehow the company neither had nor has any effect, input or knowledge of how these votes were or were not counted is, in our opinion, another instance of disingenuousness.  The trustee Vanguard is no more “independent” in these matters from the company than IVS is.

    Ms. Gruen’s inference here may be that the company did not, in writing or by spoken word, specify in its contract request to Vanguard that the “trustee” use a non-standard method of voting the plan participants' shares, i.e. to alter the long established ERISA standard for fulfilling a trustee’s fiduciary duty to vote the non-voting participants shares in their best interest by voting those shares in the same ratio to the cast shares for, against and abstain.  Again, what is to be gained by such a non-standard 401(k) voting procedure?

    Does this non-standard method increase or decrease the company’s liability toward its employee shareholders in the company’s 401(k) plan obligations?  Does Ms. Gruen intend to imply that the company had no communications with IVS or Vanguard regarding the requests by the proponents and CHALLENGERS to release the voting results to them?  Does this standard promote employee trust?

Ms. Gruen’s letter of October 4, 2007:

  Paragraph 2:  This presumption that this demand is intended to advance my personal interests is egregious.  It's hard to believe any officer of the company would make such an assertion.  My only interests are the interests of all AAG shareholders and stakeholders.

  Ms. Gruen writes, “The Company is not aware that you sought at any time prior to or during the Annual Meeting (or prior to the vote certification) to review IVS’s procedures or challenge any of its determinations with the respect to proxies, the tabulation of votes or the matters pertaining to the election”.  In our opinion, this statement is grossly in error.  We could not know if there were potential problems with the '07 shareholder vote until the details were made available to us.  We didn't get that until the publication of the company's 10Q on Aug. 7th.

  Ms. Gruen writes, “Under these circumstances, the Board does not intend to re-examine these matters”.  We do not agree that the Board has examined these matters in the first place.  It appears to us that the Board has not been fully apprised of all the factors and details in these matters.  We do recognize the Board's right to make such a decision.  Unfortunately, we perceive a disdain toward us and our concerns that all parties get to the bottom of this.
  Paragraph 3 –– I believe my letter of September 17, 2007 as written is a lawful demand and complies with respect to the form and manner of making a demand for inspection of the listed documents, and that it is for a proper purpose under the Delaware General Corporation Law Section 220.  I am a registered shareholder of record.  I believe that the section Ms. Gruen refers to only applies to instances where the stockholder is other than a record holder; for example a beneficial holder.

  Ms. Gruen writes, “We also note that you have filed your September 23 letter and related correspondence with the Securities and Exchange Commission as additional soliciting material under Regulation 14A.  Since these filings are not legally required (in light of the fact that the 2007 Annual Meeting has already concluded, and there is no other stockholder meeting or proxy solicitation that is currently active or pending for the Company), we presume that you have voluntarily filed these materials principally in the hope that such filings will generate additional publicity."  (Emphasis added).  "In any case, we call your attention to the prohibitions in SEC Rule 14a-9 against the use of false and misleading statements in such filed communications.”

  While it may be the position of the Company that the 2007 Annual Meeting has already concluded and that all proxy solicitation related to that meeting has ended, we do not concur.  We did file with the SEC on EDGAR the communications as indicated by Ms. Gruen, however this was in compliance with our best understanding of the instructions given to us by the SEC staff on any materials related to our solicitation for proxies for the Company’s 2007 Annual Meeting.  On October 24, 2007, we spoke with staff of the SEC who again cautioned us to disclose any communication from any party that could be construed as solicitation for proxies in any proxy contest, present or future.

Bill, in all our activities as workers and shareholders of the Company, at no time and in no place have we ever written a word we knew to be false.  At no time and in no place have we ever said or written anything with the intent to mislead, or directly or indirectly impugn any individual or group of individuals' character, integrity or personal reputation, or directly or indirectly made charges concerning improper, illegal or immoral conduct or associations of any kind.

It has ever been our desire and our effort that our conduct, work and every shareholder action be in the highest standard of cooperativeness, courtesy and full compliance with all laws and regulations.  Upon learning whenever and wherever we failed to maintain that standard, we have acted swiftly to make correction.

I hereby respectfully request to meet with the Board at its next meeting to present our concerns regarding the vote tabulation for the 2007 Annual Meeting and election.  I also request that you and I meet face to face, just the two of us, before the next meeting of the Board.

In an effort to comply with points Ms. Gruen raised regarding Delaware General Corporation Law Section 220, I provide the following under “Section I” below:

~~Begin Section I~~

I, Stephen Nieman, do hereby swear under oath before a Notary Public of the state of Washington that I am a record holder of stock of Alaska Air Group Inc.  Further, that I am and was a participant in a lawful proxy solicitation at AAG for its 2007 Annual Meeting and stood for election to its Board of Directors.  Further, my demand for access to all records and all materials related to the 2007 Annual Meeting, proxy solicitation, voting, counted proxies, discarded proxies, qualification of proxies to be accepted as valid votes, tabulations of votes –– is hereby presented under oath.  Further, I hereby swear under oath that the purpose of my demand is for a lawful proper purpose under Delaware General Corporation Law Section 220.  Further, that under oath I do affirm under penalty of perjury under the laws of the United States all statements contained in this oath and demand written between the line “Begin Section I above and ending with End Section I" are true, so help me God.

~~End Section I~~

Signed this 26th day of October 2007, in the county of Clark in the State of Washington.

Yours,

/s/

Steve Nieman

email and fax cc:  Mr. Richard Foley, CHALLENGER candidate
Mr. Terry K. Dayton, CHALLENGER candidate, resolution proponent
Mr. Carl Olson, CHALLENGER candidate
Mr. Brian Stromberg, resolution proponent
Mr. Bill Davidge, resolution proponent
Mr. Brian Hollister, resolution proponent
Mr. John Chevedden, resolution proponent
The Honorable Christopher Cox, Chairman, Chairman, U.S. SEC Commissioners
U.S. SEC Commissioners Paul S. Atkins, Roel C. Campos, Annette L. Nazareth and Kathleen L. Casey
Mr. John W. White, Director, U.S. SEC Corporation Finance Division
U.S. Dept. of Labor Employee Benefits Security Administration
Mr. William Marsh, AAG Inspector of Elections
Mr. John Schadl, Vanguard Fiduciary Trust Company